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Exhibit 99.1

             COMPUTERIZED THERMAL IMAGING TO HOLD ANNUAL MEETING OF
               SHAREHOLDERS ON DECEMBER 12, 2002 IN NEW YORK CITY

PORTLAND, Ore., October 24, 2002 - Computerized Thermal Imaging (Amex: CIO) today announced that its annual meeting of shareholders will be held on December 12, 2002 at 1 p.m. EST at the American Stock Exchange in New York City. This confirmed date for the annual meeting replaces the November 15, 2002 date that was announced previously. Details on the location and agenda for the annual meeting will be included in the Company's proxy statement, which is expected to be mailed to shareholders in early November.

ABOUT COMPUTERIZED THERMAL IMAGING, INC.
Computerized Thermal Imaging develops and markets thermal imaging and associated technologies. CTI is focused on a few specific medical and industrial imaging opportunities. CTI markets two FDA-approved pain management products: a diagnostic infrared camera and an infrared light therapy device called the Photonic Stimulator. The company is awaiting FDA approval on an investigation device for thermal imaging of the human breast. Finally, CTI deploys its thermal imaging technology for an application that analyzes engine turbine blade defects. Information about CTI can be found on the Internet at www.cti-net.com or by calling CTI Public Affairs at (503) 594-1210.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of Section 21D of the Securities Exchange Act of 1934, as amended. In addition to the factors set forth above, other important factors that could cause actual results to differ materially include, but are not limited to, our ability to manage expenses and raise the necessary funds to permit continuing operations; our success in addressing the technical risks associated with new technology development; the ability to obtain government regulatory approvals in a timely fashion; and our ability to address investor concerns, including but not limited to those raised in various shareholder lawsuits that have targeted our operations in recent months. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to our Annual Report on Form 10-K for the fiscal year ended June 30, 2002. Copies of these filings may be obtained by contacting the Company or through the SEC's EDGAR database at http://www.sec.gov. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases.
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Copyright(C)2002, Computerized Thermal Imaging, Inc. All rights reserved.

CONTACT:
Kristy Cory of Computerized Thermal Imaging, Inc., 503-594-1268
Linda Decker of Porter, LeVay & Rose, Inc., 212-564-4700